Exhibit 77Q2

Aberdeen Israel Fund, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

A Form 4 for the below individual was not filed within the required regulatory timeframe:

Timothy Patrick Sullivan – Vice President*

* Mr. Sullivan was a Vice President of the Fund until June 1, 2012.